                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 6, 2024
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 2nd QUARTER 2024.

Columbus, Ohio – August 6, 2024  – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 and YTD Highlights

•

Net income for Q2 2024 was $1.7 million ($0.26 earnings per diluted common share). Pre-provision, pre-tax net revenue (PPNR) for Q2 2024 was $5.5 million.  Q2 2024 net income was negatively impacted by $3.1 million of additional specific reserves placed on two loan participations acquired from regional banks.

•	Return on Average Equity (ROE) was 4.23% and PPNR ROE was 13.71% for Q2 2024, while Return on Average Assets (ROA) was 0.34% and PPNR ROA was 1.10%.
•

Excluding the impact of the additional specific reserves on noncore assets in Q2 2024, second quarter adjusted core performance metrics would have been: Adjusted ROA: 0.89%, Adjusted ROE: 10.25% and Adjusted earnings per diluted common share:  $0.65.

•	Net Interest Margin (NIM) increased 3bps when compared to the previous quarter.
•

Service charge income increased $244,000 (64%) when compared to Q2 2023 and $64,000 (11%) when compared to the previous quarter.  Year to date, income from service charges is up $499,000 (73%) when compared to the first six months of 2023.

•

New commercial loan production totaled $16.8 million during Q2 2024. Loan and business pipelines along with quality new business opportunities in our four major regional markets (Columbus, Cleveland, Cincinnati & Indianapolis) are expanding.

Recent Developments

•

On July 1, 2024, the Company’s Board of Directors declared a cash dividend of $0.06 per share on its common stock and a corresponding cash dividend of $6.00 per share on its Series D Preferred Stock.  The dividend was paid on July 19, 2024 to shareholders of record as of the close of business on July 11, 2024.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Net After Tax Consolidated Earnings for Q2 were $1.7 million (or $0.26 per diluted common share), which included the impact from $3.6 million in elevated loan provision expense. The increased provisioning was related mostly to two acquired loan participations whose performance we have been tracking closely. Both are loan participations led by regional banks.

The two loan participations mentioned are not considered core assets because no underlying customer relationship exists.  These earning assets were purchased in 2021 to hedge the earning asset loan runoff impact and redeploy excess liquidity following our exit of the DTC Mortgage Lending business and payoffs of PPP loans.

Including noncore assets as of June 30, 2024, loans past due 30+ days equaled 0.45% of total loans, classified assets equaled 0.48% of total assets and we held no OREO.

Our core customer loan book continues to perform well as evidenced by the following metrics as of June 30, 2024: core loans past due 30+ days equaled 0.23% of core loans and core classified assets equaled 0.13% of core assets.

Commercial loan generation and loan pipelines remain strong and are increasing.  To date, commercial real estate loan payoffs received are offsetting net loan growth.

In the coming quarters, we foresee lessening amounts of loan payoff's, which would contribute to stronger net loan growth performance.

Earlier investment in strengthening our Regional Banking teams is producing increased business opportunities including loans, deposits and fee income business across our entire footprint. For example, new leadership in Treasury Management has increased fee income by 64% year over year.  Additionally, as of this quarter end, we now have a fully staffed, well-seasoned Commercial Banking team in our Indianapolis Market.

We remain bullish about our business opportunities for the second half of 2024 and believe Our Best is Yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added: “Our underpinning business fundamentals remain very strong. We are buoyed by our continuing success attracting quality new business and banking talent, as our business model and delivery of commercial banking services resonates strongly with entrepreneurs and closely held businesses.”

Overview of Results

Net income for the three months ended June 30, 2024 totaled $1.7 million (or $0.26 per diluted common share) compared to net income of $3.1 million (or $0.47 per diluted common share) for the three months ended March 31, 2024 and net income of $4.2 million (or $0.66 per diluted common share) for the three months ended June 30, 2023.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended June 30, 2024 was $5.5 million compared to PPNR of $5.0 million for the three months ended March 31, 2024 and PPNR of $5.3 million for the three months ended June 30, 2023.

Net income for the six months ended June 30, 2024 totaled $4.8 million (or $0.74 per diluted common share) compared to net income of $8.7 million (or $1.35 per diluted common share) for the six months ended June 30, 2023. Pre-provision, pre-tax net revenue (“PPNR”) for the six months ended June 30, 2024 was $10.5 million compared to PPNR of $11.1 million for the six months ended June 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.4 million for the quarter ended June 30, 2024 and increased $83,000, or 0.7%, compared to $11.3 million for the prior quarter, and decreased $119,000, or 1.0%, compared to $11.5 million for the second quarter of 2023.

The increase in net interest income compared to the prior quarter was primarily due to a $229,000, or 0.8%, increase in interest income, partially offset by a $146,000, or 0.8%, increase in interest expense.  The increase in interest income was primarily attributed to a 9bps increase in the average yield on interest-earning assets, partially offset by  an  $11.6 million, or 0.6%, decrease in average interest-earning assets. The increase in interest expense when compared to the prior quarter was attributed to a 6bps increase in the average cost of funds on interest-bearing liabilities, partially offset by an $8.3 million, or 0.5%, decrease in average interest-bearing liabilities. The net interest margin of 2.39% for the quarter ended June 30, 2024 increased 3bps compared to the net interest margin of 2.36% for the prior quarter.

The decrease in net interest income compared to the second quarter of 2023 was primarily due to a $3.2 million, or 21.8%, increase in interest expense, partially offset by a $3.1 million, or 11.8%, increase in interest income.  The increase in interest expense was attributed to a 68bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $56.6 million, or 3.7%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a 40bps increase in the average yield on interest-earning assets, coupled with a $84.4 million, or 4.6%, increase in average interest-earning assets outstanding. The net interest margin of 2.39% for the quarter ended June 30, 2024 decreased 13bps compared to the net interest margin of 2.52% for the second quarter of 2023.

Noninterest Income

Noninterest income for the quarter ended June 30, 2024 totaled $1.2 million and increased $313,000, or 34.6%, compared to $905,000 for the prior quarter.  The increase was primarily due to a $419,000 increase in other noninterest income, partially offset by a $167,000 decrease in net gain on sales of commercial loans.

Noninterest income for the quarter ended June 30, 2024 increased $240,000, or 24.5%, compared to $978,000 for the quarter ended June 30, 2023.  The increase was primarily due to a $244,000 increase in service charges on deposit accounts.

The following table represents the notional amount of loans sold during the three months ended June 30, 2024, March 31, 2024, and June 30, 2023 (in thousands).

	Three Months ended
	June 30, 2024	March 31, 2024	June 30, 2023
Notional amount of loans sold	$10,837	$9,037	$3,171

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2024 totaled $7.1 million and decreased $95,000, or 1.3%, compared to $7.2 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $188,000 decrease in loan expense, partially offset by a $70,000 increase in franchise taxes.

Noninterest expense for the quarter ended June 30, 2024 decreased $81,000, or 1.1%, compared to $7.2 million for the quarter ended June 30, 2023.  The decrease in noninterest expense was primarily due to a $208,000 decrease in salaries and employee benefits, partially offset by a $162,000 increase in data processing expense. The decrease in salaries and employee benefits was primarily related to a $62,000 decrease in payroll related taxes, due to a one-time tax rate adjustment payment of approximately $54,000 that occurred in the second quarter of 2023, a $50,000 decrease in incentive expense, and a $36,000 decrease in the deferred compensation plan expense. The increase in data processing expense was primarily due to an increase in our average monthly core processing charges of approximately $26,000 per month coupled with a $37,000 one-time implementation fee.

Income Tax Expense

Income tax expense was $237,000 for the quarter ended June 30, 2024 (effective tax rate of 12.3%), compared to $695,000 for the prior quarter (effective tax rate of 18.5%) and $1.1 million for the quarter ended June 30, 2023 (effective tax rate of 20.0%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at June 30, 2024 and decreased $8.0 million, or 0.5%, from the prior quarter and decreased $6.4 million, or 0.4%, from December 31, 2023. The decrease in net loans and leases during the quarter was primarily due to a $6.9 million decrease in loans and leases balances coupled with a $1.1 million increase in the allowance for credit losses.  The decrease in loans and leases balances was primarily due to an $8.5 million decrease in commercial loan balances, a $7.4 million decrease in single-family residential loan balances, $2.0 million decrease in commercial real estate loan balances, and a $447,000 decrease in multi-family loan balances, partially offset by a $6.5 million increase in construction loan balances and a $4.8 million increase in home equity lines of credit.  The increase in the allowance for credit losses was primarily driven by the provision for credit losses of $3.2 million, partially offset by net charge-offs of $2.1 million.

The decrease in net loans and leases from December 31, 2023, was primarily due to $4.0 million decrease in loans and leases balances coupled with a $2.4 million increase in the allowance for credit losses.  The decrease in loans and leases balances was primarily due to a $17.9 million decrease in commercial loan balances, a $10.4 million decrease in single-family residential loan balances, a $5.8 million decrease in construction loan balances, and a $2.4 million decrease in multi-family loan balances, partially offset by a  $26.8 million increase in commercial real estate loan balances and a $4.9 million increase in home equity lines of credit.  The increase in the allowance for credit losses was primarily driven by the provision for credit losses of $4.5 million, partially offset by net charge-offs of $2.1 million.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	June 30, 2024	March 31, 2024
Construction – 1-4 family*	$22,877	$23,622
Construction – Multi-family*	118,815	106,251
Construction – Non-residential*	41,271	46,594
Hotel/Motel	12,144	12,214
Industrial / Warehouse	57,368	57,837
Land/Land Development	17,139	16,348
Medical/Healthcare/Senior Housing	318	346
Multi-family	180,511	189,539
Office	40,312	44,819
Retail	53,397	53,701
Other	30,856	31,316

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $10.9 million, or 0.64%, of total loans at June 30, 2024, an increase of $3.0 million from $7.9 million at March 31, 2024 and an increase of $5.2 million from $5.7 million at December 31, 2023.  The increase in nonaccrual loans when compared to the prior quarter end was primarily due to two commercial loans, totaling $4.7 million, and one single-family residential loan, totaling $547,000,  becoming nonaccrual during the second quarter of 2024, partially offset by charge-offs of $1.8 million on loans that went into nonaccrual status during the first quarter of 2024.

The increase in nonaccrual loans when compared to December 31, 2023 was primarily driven by five commercial loans, totaling $4.9 million, and two single-family residential loans, totaling $919,000, becoming nonaccrual during the six months ended June 30, 2024.  Loans past due more than 30 days totaled $7.6 million at June 30, 2024 compared to $5.4 million at March 31, 2024 and $2.0 million at December 31, 2023.

The allowance for credit losses on loans and leases totaled $19.3 million at June 30, 2024 compared to $18.2 million at March 31, 2024 and $16.9 million at December 31, 2023.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.13% at June 30, 2024 compared to 1.06% at March 31, 2024 and 0.99% at December 31, 2023.  The increase in the allowance for credit losses during the quarter ended June 30, 2024 was primarily driven by additional reserves placed on two individually-evaluated commercial loan participations, totaling $3.1 million, which were acquired from regional banks, partially offset by charge-offs of $2.1 million.

There was $3.6 million in provision for credit losses expense for the quarter ended June 30, 2024, compared to $1.2 million for the quarter ended March 31, 2024 and $12,000 for the quarter ended June 30, 2023.  The increase in the provision for credit losses was primarily driven by additional reserves placed on two individually-evaluated commercial loan participations which were acquired from regional banks.  Net charge-offs for the quarter ended June 30, 2024 totaled $2.1 million compared to net recoveries of $16,000 for the prior quarter and net recoveries of $108,000 for the quarter ended June 30, 2023.

Deposits

Deposits totaled $1.7 billion at June 30, 2024, a decrease of $26.6 million, or 1.5%, compared to $1.7 billion at March 31, 2024, and  a decrease of $47.6 million, or 2.7%, when compared to $1.7 billion at December 31, 2023.  The decrease when compared to March 31, 2024 was primarily due to a $19.1 million decrease in noninterest-bearing account balances, coupled with a $7.5 million decrease in interest-bearing accounts balances.  The decrease when compared to December 31, 2023, was primarily due to a $29.4 million decrease in interest-bearing account balances, coupled with a $18.2 million decrease in noninterest-bearing account balances.  The decrease in interest-bearing account balances when compared to December 31, 2023 included a $14.2 million reduction in brokered deposits.

At June 30, 2024, approximately 28.6% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.8% at March 31, 2024 and approximately 29.2% at December 31, 2023.

Borrowings

FHLB advances and other debt totaled $137.2 million at June 30, 2024 and increased $26.2 million, or 23.6%, when compared to $111.0 million at March 31, 2024 and increased $27.2 million when compared to $110.0 million at December 31, 2023. The increase when compared to March 31, 2024 and to December 31, 2023 was primarily due to a $26.0 million short-term borrowing.

Capital

Stockholders’ equity totaled $159.6 million at June 30 2024, an increase of $1.6 million, or 1.0%, when compared to $158.0 million at March 31, 2024, and an increase of $4.2 million, or 2.7%, from $155.4 million at December 31, 2023.  The increase in total stockholders’ equity during the three months ended June 30, 2024 was primarily attributed to net income, partially offset by $387,000 in dividend payments. The increase in stockholders’ equity during the six months ended June 30, 2024 was primarily attributed to net income, partially offset by $773,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets (PPNR ROA), PPNR Return on Average Equity (PPNR ROE), as well as Net income adjusted for impairment expenses (additional specific reserves) on noncore assets and certain credit quality metrics for core assets (Adjusted Core Net Income), Adjusted Return on Average Assets (Adjusted ROA), Adjusted Return on Average Equity (Adjusted ROE) and Adjusted Diluted Earnings Per Share (Adjusted EPS).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  Additionally, Management believes these financial measures provide additional clarity regarding the performance of the Company’s core assets.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading " NON-GAAP FINANCIAL MEASURES."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was named one of Piper Sandler’s “Bank & Thrift Sm-All Stars” for 2023.  This recognition places us among the top 10% of small-cap banks and thrifts in the United States.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2022.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2024	2023	% change	2024	2023	% change
Total interest income	$29,315	$26,225	12%	$58,401	50,401	16%
Total interest expense	17,948	14,739	22%	35,750	26,182	37%
Net interest income	11,367	11,486	-1%	22,651	24,219	-6%

Provision for credit losses
Provision for credit losses-loans	3,195	(63)	n/m	4,512	204	2112%
Provision for credit losses-unfunded commitments	366	75	388%	286	45	536%
	3,561	12	29575%	4,798	249	1827%
Net interest income after provision for credit losses	7,806	11,474	-32%	17,853	23,970	-26%

Noninterest income
Service charges on deposit accounts	623	379	64%	1,182	683	73%
Net gain (loss) on sales of residential mortgage loans	87	40	118%	177	37	378%
Net gains on sale of commercial loans	-	-	n/m	167	-	n/m
Swap fee income	-	142	-100%	-	172	-100%
Other	508	417	22%	597	805	-26%
Noninterest income	1,218	978	25%	2,123	1,697	25%

Noninterest expense
Salaries and employee benefits	3,570	3,778	-6%	7,078	7,764	-9%
Occupancy and equipment	471	456	3%	905	837	8%
Data processing	649	487	33%	1,264	1,036	22%
Franchise and other taxes	356	328	9%	642	627	2%
Professional fees	590	632	-7%	1,253	1,238	1%
Director fees	143	164	-13%	268	334	-20%
Postage, printing, and supplies	42	37	14%	86	92	-7%
Advertising and marketing	38	71	-46%	52	254	-80%
Telephone	52	72	-28%	103	136	-24%
Loan expenses	259	187	39%	706	359	97%
Depreciation	122	148	-18%	252	281	-10%
FDIC premiums	499	519	-4%	1,099	1,022	8%
Regulatory assessment	66	60	10%	131	118	11%
Other insurance	51	52	-2%	107	99	8%
Other	184	182	1%	333	667	-50%
Noninterest expense	7,092	7,173	-1%	14,279	14,864	-4%

Income before income taxes	1,932	5,279	-63%	5,697	10,803	-47%
Income tax expense	237	1,056	-78%	932	2,132	-56%
Net income	1,695	4,223	-60%	4,765	8,671	-45%
Earnings allocated to participating securities (Series D preferred stock)	(54)	-	n/m	(121)	-	n/m
Net Income attributable to common stockholders	$1,641	$4,223	-61%	$4,644	$8,671	-46%

Share Data
Basic earnings per common share	$0.26	$0.66		$0.74	$1.35
Diluted earnings per common share	$0.26	$0.66		$0.74	$1.35

Average common shares outstanding - basic	6,256,457	6,418,305		6,293,178	6,410,624
Average common shares outstanding - diluted	6,256,457	6,433,623		6,306,878	6,431,508

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2024	2024	2023	2023	2023
Assets
Cash and cash equivalents	$241,775	$236,892	$261,595	$229,763	$231,600
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,323	7,597	8,092	8,480	8,966
Equity securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	3,187	2,241	1,849	1,355	1,355
Loans and leases	1,706,980	1,713,929	1,710,998	1,676,806	1,647,103
Less allowance for credit losses on loans and leases	(19,285)	(18,198)	(16,865)	(17,032)	(15,960)
Loans and leases, net	1,687,695	1,695,731	1,694,133	1,659,774	1,631,143
FHLB and FRB stock	9,830	8,491	8,482	8,499	8,736
Premises and equipment, net	3,571	3,685	3,812	3,940	4,085
Operating lease right of use assets	4,858	5,041	5,221	5,138	5,313
Bank owned life insurance	26,683	26,470	26,266	26,103	25,946
Accrued interest receivable and other assets	49,612	48,225	44,065	44,300	40,605
Total assets	$2,040,634	$2,039,473	$2,058,615	$1,992,452	$1,962,849

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$217,771	$236,841	$235,916	$214,334	$216,966
Interest bearing	1,478,705	1,486,229	1,508,141	1,470,659	1,443,117
Total deposits	1,696,476	1,723,070	1,744,057	1,684,993	1,660,083
FHLB advances and other debt	137,163	111,004	109,995	109,987	109,978
Advances by borrowers for taxes and insurance	154	1,093	2,179	1,737	2,034
Operating lease liabilities	4,949	5,127	5,302	5,216	5,388
Accrued interest payable and other liabilities	27,322	26,209	26,747	24,298	23,084
Subordinated debentures	14,980	14,971	14,961	14,951	14,941
Total liabilities	1,881,044	1,881,474	1,903,241	1,841,182	1,815,508

Stockholders' equity	159,590	157,999	155,374	151,270	147,341
Total liabilities and stockholders' equity	$2,040,634	$2,039,473	$2,058,615	$1,992,452	$1,962,849

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$12,902	$133	3.37%	$13,077	$129	3.23%	$14,406	$213	4.94%
Loans and leases and loans held for sale (3)	1,688,522	26,339	6.24%	1,694,701	26,010	6.14%	1,627,516	23,684	5.82%
Other earning assets	191,199	2,679	5.60%	196,600	2,782	5.66%	165,843	2,190	5.28%
FHLB and FRB stock	8,646	164	7.59%	8,488	165	7.78%	9,133	138	6.04%
Total interest-earning assets	1,901,269	29,315	6.16%	1,912,866	29,086	6.07%	1,816,898	26,225	5.76%
Noninterest-earning assets	96,107			91,328			92,456
Total assets	$1,997,376			$2,004,194			$1,909,354

Interest-bearing liabilities:
Deposits	$1,443,860	16,784	4.65%	$1,453,397	16,650	4.58%	$1,388,672	13,660	3.93%
FHLB advances and other borrowings	126,918	1,164	3.67%	125,724	1,152	3.67%	125,505	1,079	3.44%
Total interest-bearing liabilities	1,570,778	17,948	4.57%	1,579,121	17,802	4.51%	1,514,177	14,739	3.89%

Noninterest-bearing liabilities	266,393			267,714			249,608
Total liabilities	1,837,171			1,846,835			1,763,785

Equity	160,205			157,359			145,569
Total liabilities and equity	$1,997,376			$2,004,194			$1,909,354

Net interest-earning assets	$330,491			$333,745			$302,721
Net interest income/interest rate spread		$11,367	1.59%		$11,284	1.56%		$11,486	1.87%
Net interest margin			2.39%			2.36%			2.52%
Average interest-earning assets
to average interest-bearing liabilities	121.04%			121.13%			119.99%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2024	2024	2023	2023	2023	2024	2023
Earnings and Dividends
Net interest income	$11,367	$11,284	$11,754	$11,667	$11,486	$22,651	$24,219
Provision for credit losses	$3,561	$1,237	$875	$1,193	$12	$4,798	$249
Noninterest income	$1,218	$905	$1,033	$1,301	$978	$2,123	$1,697
Noninterest expense	$7,092	$7,187	$6,745	$6,760	$7,173	$14,279	$14,864
Net income	$1,695	$3,070	$4,235	$4,031	$4,223	$4,765	$8,671
Basic earnings per common share	$0.26	$0.48	$0.66	$0.63	$0.66	$0.74	$1.35
Diluted earnings per common share	$0.26	$0.47	$0.65	$0.62	$0.66	$0.74	$1.35
Dividends declared per share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.12	$0.11

Performance Ratios (annualized)
Return on average assets	0.34%	0.61%	0.84%	0.82%	0.88%	0.48%	0.93%
Return on average equity	4.23%	7.80%	11.02%	10.75%	11.60%	6.00%	12.07%
Average yield on interest-earning assets	6.16%	6.07%	6.16%	6.04%	5.76%	6.12%	5.66%
Average rate paid on interest-bearing liabilities	4.57%	4.51%	4.49%	4.24%	3.89%	4.54%	3.58%
Average interest rate spread	1.59%	1.56%	1.67%	1.80%	1.87%	1.58%	2.08%
Net interest margin, fully taxable equivalent	2.39%	2.36%	2.44%	2.50%	2.52%	2.37%	2.72%
Efficiency ratio (3)	56.35%	58.96%	52.75%	52.13%	57.55%	57.64%	57.35%
Noninterest expense to average assets	1.42%	1.43%	1.33%	1.38%	1.50%	1.43%	1.59%

Capital
Tier 1 capital leverage ratio (1)	10.11%	10.05%	9.76%	9.83%	9.82%	10.11%	9.82%
Total risk-based capital ratio (1)	13.48%	13.50%	13.30%	13.36%	13.24%	13.48%	13.24%
Tier 1 risk-based capital ratio (1)	12.23%	12.31%	12.17%	12.22%	12.15%	12.23%	12.15%
Common equity tier 1 capital to risk weighted assets (1)	12.23%	12.31%	12.17%	12.22%	12.15%	12.23%	12.15%
Equity to total assets at end of period	7.82%	7.75%	7.55%	7.59%	7.51%	7.82%	7.51%
Book value per common share	$24.17	$24.17	$23.74	$23.10	$22.49	$24.17	$22.49
Tangible book value per common share (2)	$24.17	$24.17	$23.74	$23.10	$22.49	$24.17	$22.49
Period-end market value per common share	$18.76	$19.97	$19.50	$16.75	$15.00	$18.76	$15.00
Period-end common shares outstanding	6,387,655	6,338,115	6,545,560	6,549,609	6,550,950	6,387,655	6,550,950
Average basic common shares outstanding	6,256,457	6,329,898	6,433,568	6,429,198	6,418,305	6,293,178	6,410,624
Average diluted common shares outstanding	6,256,457	6,357,298	6,469,862	6,456,575	6,433,623	6,306,878	6,431,508

Asset Quality
Nonperforming loans	$10,909	$7,895	$5,722	$4,594	$799	$10,909	$799
Nonperforming loans to total loans	0.64%	0.46%	0.33%	0.27%	0.05%	0.64%	0.05%
Nonperforming assets to total assets	0.53%	0.39%	0.28%	0.23%	0.04%	0.53%	0.04%
Allowance for credit losses on loans and leases to total loans and leases	1.13%	1.06%	0.99%	1.02%	0.97%	1.13%	0.97%
Allowance for credit losses on loans and leases to nonperforming loans and leases	176.78%	230.50%	294.74%	370.74%	1997.50%	176.78%	1997.50%
Net charge-offs (recoveries)	$2,108	$(16)	$623	$126	$(108)	$2,092	$(103)
Annualized net charge-offs (recoveries) to average loans	0.49%	0.00%	0.15%	0.03%	(0.03%)	0.25%	(0.01%)

Average Balances
Loans	$1,704,118	$1,710,057	$1,699,323	$1,657,303	$1,642,961	$1,707,088	$1,623,207
Assets	$1,997,376	$2,004,194	$2,023,471	$1,957,019	$1,909,354	$2,000,785	$1,867,082
Stockholders' equity	$160,205	$157,359	$153,724	$150,012	$145,569	$158,782	$143,689

(1)	Regulatory capital ratios of CFBank
(2)	There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)

The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURES

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's operating performance and trends and facilitate comparisons with the performance of peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income	$1,695	$3,070	$4,223	$4,765	$8,671
Add: Provision for credit losses	3,561	1,237	12	4,798	249
Add: Income tax expense	237	695	1,056	932	2,132
Pre-provision, pre-tax net revenue	$5,493	$5,002	$5,291	$10,495	$11,052

Average Assets	$1,997,376	$2,004,194	$1,909,354	$2,000,785	$1,867,082
Average Stockholders' Equity	$160,205	$157,359	$145,569	$158,782	$143,689

Return on average assets (GAAP) (1)	0.34%	0.61%	0.88%	0.48%	0.93%
PPNR return on average assets (Non-GAAP) (2)	1.10%	1.00%	1.11%	1.05%	1.18%

Return on average equity (GAAP) (3)	4.23%	7.80%	11.60%	6.00%	12.07%
PPNR return on average equity (Non-GAAP)(4)	13.71%	12.71%	14.54%	13.22%	15.38%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity

Net Income Adjusted for Impact of Additional Specific Reserves on Noncore Assets (“Adjusted Core Net Income”), Adjusted Return on Average Assets, Adjusted Return on Average Equity and Adjusted Diluted Earnings Per Share

Three Months Ended
June 30, 2024
Net income	$1,695
Add: Additional specific reserves on noncore assets	3,133
Less: Income tax effect of additional specific reserves on noncore assets	(658)
Adjusted Core Net Income	$4,170

Average Assets	$1,997,376
Less: Average noncore assets (a)	(127,119)
Adjusted Average Assets	$1,870,257

Average Stockholders' Equity	$160,205
Add: Impact of additional specific reserves on noncore assets	2,475
Adjusted Average Stockholders' Equity	$162,680

Diluted earnings per common share (EPS) (GAAP)	$0.26
After tax impact of additional specific reserves on noncore assets	0.39
Adjusted Diluted EPS	$0.65

Return on average assets (GAAP) (b)	0.34%
Adjusted return on average assets (Non-GAAP) (c)	0.89%

Return on average equity (GAAP) (d)	4.23%
Adjusted return on average equity (Non-GAAP)(e)	10.25%

(a) Noncore assets consist of loans for which the Company doesn't have an underlying customer relationship or an expectation or intent to build a relationship.
(b) Annualized net income divided by average assets
(c) Annualized Adjusted Core net income divided by Adjusted average assets
(d) Annualized net income divided by average stockholders' equity
(e) Annualized Adjusted Core net income divided by Adjusted average stockholders' equity

Credit Quality Metrics on Core Loan Portfolio
At
June 30, 2024
Gross loans (GAAP)	$1,706,980
Less: Noncore loans (a)	(127,119)
Gross core loans (Non-GAAP)	$1,579,861

Loans 30 or more days past due (GAAP)	$7,620
Less: Noncore loans 30 or more days past due	(4,000)
Core loans more than 30 days past due (Non-GAAP)	$3,620

Loans 30 or more days past due as a percent of gross loans (GAAP)	0.45%
Core loans 30 or more days past due as a percent of gross core portfolio loans (Non-GAAP)	0.23%

Total assets (GAAP)	$2,040,634
Less: Noncore assets (a)	(127,119)
Total Core Assets (Non-GAAP)	$1,913,515

Assets designated as substandard, doubtful or loss ("Classified Assets") (GAAP)	$9,808
Less: Classified noncore assets (b)	(7,335)
Classified Core Assets (Non-GAAP)	$2,473

Classified assets as a percent of total assets (GAAP)	0.48%
Classified core assets as a percent of total core assets (Non-GAAP)	0.13%

(a) Noncore assets consist of loans for which the Company doesn't have an underlying customer relationship or an expectation or intent to build a relationship.
(b) Classified noncore assets consist of noncore assets with a risk rating of substandard, doubtful or loss